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                                                                    EXHIBIT 12.1

                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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                                                                                                             THREE MONTHS ENDED
                                                                    YEAR ENDED MAY 31,                            AUGUST 31,
                                            ------------------------------------------------------------   ----------------------
                                               1996        1997        1998          1999        2000         1999       2000
                                            ----------   --------   ----------    ----------  ----------   ----------  ----------
                                                             (In thousands, except ratios)
Earnings:
   Income before income taxes.............  $  702,094   $425,865   $  899,518    $1,061,064  $1,137,740   $  262,880  $  274,245
   Add back:
     Interest expense, net of
       capitalized interest...............     109,249    110,080      135,696       110,590     121,173       24,311      34,318
     Amortization of debt
       issuance costs.....................       1,628      1,328        1,481         9,249       1,264          282         306
     Portion of rent expense
       representative of
       interest factor....................     393,775    439,729      508,325       570,789     624,588      148,236     158,606
                                            ----------   --------   ----------    ----------  ----------   ----------  ----------

   Earnings as adjusted...................  $1,206,746   $977,002   $1,545,020    $1,751,692  $1,884,765   $  435,709  $  467,475
                                            ==========   ========   ==========    ==========  ==========   ==========  ==========

Fixed Charges:
   Interest expense, net of
     capitalized interest.................  $  109,249   $110,080   $  135,696    $  110,590  $  121,173   $   24,311  $   34,318
   Capitalized interest...................      44,654     45,717       33,009        38,880      34,823        8,537       4,916
   Amortization of debt
     issuance costs.......................       1,628      1,328        1,481         9,249       1,264          282         306
   Portion of rent expense
     representative of
     interest factor......................     393,775    439,729      508,325       570,789     624,588      148,236     158,606
                                            ----------   --------   ----------    ----------   ---------   ----------  ----------

                                            $  549,306   $596,854   $  678,511    $  729,508  $  781,848   $  181,366  $  198,146
                                            ==========   ========   ==========    ==========  ==========   ==========  ==========

   Ratio of Earnings to Fixed Charges.....         2.2        1.6          2.3           2.4         2.4          2.4         2.4
                                            ==========   ========   ==========    ==========  ==========   ==========  ==========
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